CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our reports relating to the financial statements and financial highlights of the funds listed below, which appears in such Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Report of Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

Fund	Report Date
Putnam Minnesota Tax Exempt Income Fund	July 11, 2018
Putnam New Jersey Tax Exempt Income Fund	July 11, 2018
Putnam Pennsylvania Tax Exempt Income Fund	July 12, 2018
Putnam Massachusetts Tax Exempt Income Fund	July 12, 2018
Putnam Ohio Tax Exempt Income Fund	July 13, 2018

PricewaterhouseCoopers
Boston, Massachusetts
September 24, 2018